EXHIBIT 99.1

Dr. Gil Amelio Appointed Chairman of the Board of Directors of 5BARz International, Inc.

Iconic Tech Executive to Chair 5BARz Board of Directors

Seattle, Washington – November 21, 2013 - 5BARz International Inc. (OTCBB: BARZ), a leader in the cellular network extender technology industry, announced today that Dr. Gil Amelio has been elected Chair of the 5BARz Board of Directors, effective immediately.

An iconic technology executive and investor, Dr. Amelio recently stepped down from the AT&T Board of Directors to assume a more hands-on role in executing 5BARz’ accelerated growth strategy. Throughout a career span of over three decades, Dr. Amelio has led various technology companies, including serving as the CEO and chairman of Apple Computer; the president, CEO and chairman of National Semiconductor; and the president of Rockwell Communication Systems, a unit of Rockwell International. Under his leadership, these companies underwent successful transformations that resulted in over $9 billion USD increase in investor value.

“I am delighted to be a part of the 5BARz team and to help this exciting Company meet its market potential,” said Gil Amelio. “5BARz is uniquely positioned to serve the growing need to extend cellular coverage to areas with poor signal levels. The opportunity to cost effectively enhance existing infrastructure represents an enormous market opportunity that we intend to continue to develop,” he added.

Prior to his management career, Dr. Amelio was a successful technologist. He developed the first practical charge coupled (CCD) image sensor, which has been used to register images in consumer camcorders, digital still cameras, TV cameras and the Hubble Space Telescope. He has also patented important technology developments in semiconductor electronics and energy management.

“Gil is an iconic business leader and visionary with an impressive track record in helping take companies with great ideas and products to the next level. We are delighted to have an executive with his exceptional background and experience leading our Board of Directors,” said Daniel Bland, 5BARz’s CEO.

He currently serves on the boards of InterDigital, Inc. and Galectin Therapeutics. A former director and chairman of the Semiconductor Industry Association, he served as advisor to the Malaysia Multimedia Super Corridor and to Malaysia’s Prime Minister from 1996 to 2009. Dr. Amelio was a Director of Chiron (1991 to 1996) and PTG-SBC-AT&T, Inc. (1995 to 2013) and served as Lead Director from 2009 through 2010. He also served on the boards of Sematech and the American Film Institute.

Dr. Amelio, who earned his Ph.D. in physics at Georgia Tech, has authored three books and is the holder of 17 patents. He served his alma mater on the Georgia Tech Advisory Board twice and as Chairman 1985-1986.

About 5BARz International Inc.

The 5BARz International Inc. business is focused upon the global commercialization of a patented product technology branded under the name 5BARz™. 5BARz™ is a cellular network infrastructure device for use in the small office, home or for when users are mobile. 5BARz™ incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz™ represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity. 5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ in the US and on the Berlin Stock Exchange (http://www.boerse-berlin.com) under symbol "O5B."

 On behalf of the Board of Directors

"Mr. Daniel Bland" CEO & Director

5BARz International Inc.

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations:

1-877-723-7255

Email: IR@5Barz.com

Media Contact:

Maria Mancuso

CVOX Group LLC

Tel: 305-573-4775

Email: maria@cvoxgroup.com